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                                                                   EXHIBIT 99.02


                          AMERICAN STOCK EXCHANGE LISTS
                   COMMON STOCK OF VENDINGDATA(TM) CORPORATION

NEW YORK, NY--May 4, 2004-The American Stock Exchange(R) (Amex(R)) today listed the common stock of VendingData(TM) Corporation unDEr the ticker symbol VNX.

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop(R) System, Deck Checker(TM) and Random Ejection Shuffler(TM) line. The Company's products are currently installed in casinos throughout the United States, including Caesars Palace, Bally's, Paris Hotel and Casino, Caesars Tahoe, Circus Circus, Harrah's, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay.

"We are pleased to welcome VendingData Corporation to the American Stock Exchange," said John McGonegal, senior vice president of the Amex Equities Group. "We look forward to working with VendingData Corporation to build long-term shareholder value and strengthened relationships with the investment community."

Steven Blad, CEO of VendingData(TM) Corporation commented, "VendingData has completed its transition from a development company to A commercial enterprise, with operations in the United States and China. Since VendingData meets the more stringent qualifications of the American Stock Exchange, we believe that it is time to move from the OTC Bulletin Board to a national stock exchange."

The specialist for VendingData Corporation will be Kellogg Capital Group. For further information on VNX and other Amex-listed companies, please visit http://www.amex.com.

The American Stock Exchange(R) (Amex(R)) is the only primary exchange that offers trading across a full range of equities, options And exchange traded funds (ETF's), including structured products and HOLDRSSM. In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the Amex lists 138 ETFs. The Amex is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, please visit http://www.amex.com.


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